Exhibit 10.15

March 30, 2018

Daniel S. Lynch

Re:    Contingent Employment Agreement Termination Letter

Dear Dan:

Reference is hereby made to that certain Employment Agreement (the “Agreement”) dated as of November 23, 2016, by and between Surface Oncology, Inc. (the “Company”), and you.

The Company and you agree that your employment relationship with the Company and the Agreement will terminate as of the pricing of the Company’s proposed IPO. Also, at such pricing, you will no longer serve as the Executive Chair of the Board of Directors of the Company, but instead will continue to serve as a director and Chair of the Board of Directors of the Company (and your signature below will serve as your resignation as an employee and Executive Chair effective at such pricing). So, in sum, your continued relationship with the Company after such pricing will be as a director and Chair, and not as an employee of or consultant to the Company. For clarity, absent any such pricing, no change in your relationship with the Company will occur, that is your employment relationship with the Company will continue, the Agreement will continue, and you will continue to serve in your role as the Executive Chair of the Board of Directors of the Company.

If the Agreement terminates as proposed above, the following will apply: (i) all of the rights and obligations of the parties accrued as of such pricing thereunder will survive, (ii) notwithstanding Section 18 of the Agreement, all future rights and obligations of the parties under the Agreement will terminate in full (except as provided in the next clauses (iii) and (iv)), (iii) that certain option grant to you for 250,000 shares of the Company’s common stock (with grant date of March 2, 2018) will remain subject to Sections 3.2(c) and 3.5 of the Agreement, as modified by the next clause (iv), and (iv) the cross-references to option acceleration in Section 3.2(c) and 3.5 in that certain option grant to you for 743,368 shares of the Company’s common stock (with grant date of December 9, 2016) will continue to refer to those Sections of the Agreement and will be applied accordingly, with the following clarifications and adjustments:

(a)	the reference to “Deemed Liquidation Event” in those Sections will instead refer to “Change in Control”, defined as: “(i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (iii) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity (a “Person”) or group of Persons, or (iv) any other acquisition of the business of the Company, as determined by the Board of Directors of the Company; provided, however, that the Company’s Initial Public Offering, any subsequent public offering or another capital raising event, or a merger effected solely to change the Company’s domicile will not constitute a “Change in Control”;

(b)	the reference to the Company’s termination of your employment without “Cause” in those Sections will instead refer to any cessation of your service to the Company as a director and Chair of the Board of Directors of the Company by any means other than your voluntary resignation from such positions unless such cessation is effected in connection with (i) your having engaged in an act of material dishonesty, fraud or willful misconduct in connection with your service to the Company or in dealings with the Company or (ii) your knowingly having engaged in conduct which reasonably would be expected to be materially detrimental or injurious (monetarily or otherwise) to the Company;

(c)	the reference to your termination of your employment for “Good Reason” in those Sections will instead refer to your resignation from all remaining positions with the Company following (a) the cessation of your service as Chair of the Board of Directors of the Company by any means other than your voluntary resignation from such position or (b) the failure by the Board of Directors of the Company (or a committee thereof) to nominate you for election as a director at a meeting of the stockholders of the Company at or prior to the expiration of your then current term;

(d)	those Sections will apply only to such option grant and the option grant referenced in clause (iii) above, and to no other Additional Options (as defined in the Agreement) or any other equity awards granted to you by the Company;

(e)	Section 3.5(a)(x) regarding salary severance is hereby terminated and will not apply, whereas Section 3.5(a)(y) will apply in accordance with its terms as adjusted by this letter agreement (with the reference to the “effective date of the termination of this Agreement” in Section 3.5(b) instead referring to the date on which you no longer serve as a director on the Company’s Board of Directors); and

(f)	the requirements of a Release and compliance with Section 6 will not be required for the application of the acceleration set forth in Section 3.5(a)(y).

For clarity, absent such pricing, there will be no change to the Agreement or such option grant.

If you are agreement with the foregoing, please sign and return this letter agreement to the Company. Thank you very much for your continued service to and support of the Company, and please do not hesitate to contact me with any questions.

Sincerely,

SURFACE ONCOLOGY, INC.

By: /s/ J. Jeffrey Goater
Name: J. Jeffrey Goater
Title: CEO

AGREED TO AND ACCEPTED BY:

By: /s/ Daniel S. Lynch
Name: Daniel S. Lynch